As filed with the Securities and Exchange Commission on February 5, 2009

Registration No. 333-145833

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

Form S-3

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

ST. JUDE MEDICAL, INC.

(Exact name of registrant as specified in its charter)

Minnesota	41-1276891
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Lillehei Plaza

St. Paul, Minnesota 55117

(651) 483-2000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Pamela S. Krop

Vice President, General Counsel and Secretary

St. Jude Medical, Inc.

One Lillehei Plaza

St. Paul, Minnesota 55117

(651) 483-2000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Gary L. Tygesson, Esq.

Dorsey & Whitney LLP

50 South Sixth Street, Suite 1500

Minneapolis, MN 55402

(612) 340-8753

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF UNSOLD SECURITIES

Pursuant to a Registration Statement on Form S-3 (File No. 333-145833) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) by St. Jude Medical, Inc. (the “Company”) on August 31, 2007 and declared effective upon filing with the SEC pursuant to Rule 462(e) under the Securities Act of 1933, as amended, the Company registered (i) $1,200,000,000 in aggregate principal amount of 1.22% Convertible Senior Debentures Due 2008 (the “Debentures”) and (ii) Common Stock, par value $0.10 per share, of the Company (the “Shares”) issuable upon conversion of the Debentures.

The Company is seeking to deregister all Debentures and Shares that remain unsold under the Registration Statement as of the date hereof because (1) the Company’s contractual obligation to maintain the effectiveness of the Registration Statement pursuant to a Registration Rights Agreement, dated as of April 25, 2007, between the Company and Banc of America Securities LLC has terminated and (2) on December 15, 2008, the Debentures matured in accordance with their terms, the Company made payment of principal and all accrued and unpaid interest to the holders of the Debentures and, as a result, no Debentures remain outstanding as of the date hereof. Accordingly, the Company is terminating all offerings of Debentures and Shares pursuant to the Registration Statement. In accordance with the undertakings made by the Company in Part II, Item 17 of the Registration Statement (pursuant to Item 512(a)(3) of Regulation S-K) to remove from registration by means of a post-effective amendment any securities of the Company that remain unsold at the termination of the offering, the Company is filing this Post-Effective Amendment No. 1 to the Registration Statement to remove from registration all Debentures and Shares registered under the Registration Statement that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereto duly authorized, in the City of St. Paul, State of Minnesota, on February 5, 2009.

ST. JUDE MEDICAL, INC.
By:	/s/ Daniel J. Starks
Daniel J. Starks President, Chief Executive Officer and Chairman

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement No. 333-145833 has been signed by the following persons in the capacities indicated on February 5, 2009.

	Signature	Title
	/s/ Daniel J. Starks	President, Chief Executive Officer and Chairman (principal executive officer)
Daniel J. Starks
	/s/ John C. Heinmiller	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)
John C. Heinmiller
	*	Director
John W. Brown
	*	Director
Richard R. Devenuti
	*	Director
Stuart M. Essig
	*	Director
Thomas H. Garrett III
Director
Barbara B. Hill
	*	Director
Michael A. Rocca
	*	Director
Stefan K. Widensohler
	*	Director
Wendy Yarno
*By:	/s/ Pamela S. Krop
Attorney-in-Fact